Exhibit 99.1

InnerWorkings Announces Fourth Quarter and Full Year 2014 Results

•                  Achieves record revenue and adjusted EBITDA for full year;

•                  Forecasts revenue to increase 8% to 11% on a constant currency basis and Non-GAAP diluted EPS to grow 25% to 35% in 2015;

•                  Announces share repurchase authorization

CHICAGO — February 12, 2015 —  InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today reported results for the fourth quarter and fiscal year ended December 31, 2014.  For all Non-GAAP references, please refer to the Non-GAAP reconciliation table below for more information.

Fourth Quarter Highlights:

•                  Revenue of $246.6 million, an increase of 2% year-over-year (4% on a constant currency basis).

•                  Record Non-GAAP Adjusted EBITDA of $12.5 million, an increase of 127% year-over-year (129% on a constant currency basis).

•                  Non-GAAP diluted earnings per share of $0.07 on a reported and constant currency basis, up from a $0.02 loss in the fourth quarter of 2013.

•                  Non-GAAP Adjusted Cash Flow of $3.6 million, compared to $27.1 million in the same period last year, primarily attributable to timing of accounts payable.

Fiscal Year Highlights:

•                  Record revenue of $1.0 billion, an increase of 12% on a year-over-year basis (13% on a constant currency basis).  Over twothirds of the revenue growth in 2014 was organic.  Please refer to the revenue growth table below for more information.

•                  Record Non-GAAP Adjusted EBITDA of $42.8 million, an increase of 59% compared to $26.9 million in 2013 (60% growth on a constant currency basis).

•                  Non-GAAP diluted earnings per share of $0.20, an increase of 122% over 2013.  Full year Non-GAAP diluted earnings per share on a constant currency basis were $0.21.

•                  Non-GAAP Adjusted Cash Flow of $(9.7) million, compared to $33.5 million in 2013, primarily attributable to timing of accounts payable.

“2014 was a very successful year for InnerWorkings as we drove double digit revenue growth again and improved our profitability profile significantly during the year,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings.  “We reached an important milestone as we crossed the one billion dollar revenue mark, and more importantly, we leveraged our newer capabilities, added depth to our global management team, and shifted our focus to long-term organic growth.”

Additional Highlights

•                  Today, the Company announces a new four-year client agreement signed in January 2015 with a Fortune 500 consumer packaged goods company.  With this addition, InnerWorkings is under long-term contracts with seven of the largest CPG companies in the world.

•                  This win adds to an impressive roster of new clients launched in 2014, which includes Callaway, Energizer, FedEx, Novartis, Pizza Hut, Sanofi and Staples.

•                  The North America segment accounted for 68% of revenue and international segments accounted for 32% in 2014, compared to a 74%/26% mix in 2013.

Revenue Growth - Comparing 2014 to 2013

	Reported Currency		Constant Currency
	$(MM)	% Change	$(MM)	% Change
Organic Enterprise Account Growth	$74	8%	$83	9%
Loss of Spend from Large Customer (1)	$(9)	-1%	$(9)	-1%
Acquisitive Growth	$44	5%	$44	5%
Total Revenue Growth	$109	12%	$118	13%

(1) Includes loss of spending from large retail customer previously announced in April 2013.

Share Repurchase Authorization

InnerWorkings also announced today that its Board of Directors authorized a share repurchase program. Under the program, InnerWorkings is authorized to repurchase up to $20 million of its outstanding common stock over the next two years. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors, and the program may be discontinued or suspended at any time. Repurchases will be made in compliance with SEC rules and other legal requirements.

“The share repurchase program gives us the option to capitalize on opportunities provided by the market to create additional shareholder value, while maintaining the flexibility to invest in our growth,” Belcher commented.

Outlook

The Company expects 2015 annual revenue to range between $1.04 billion and $1.06 million, representing growth of 4% to 6% over 2014 (8% to 11% over 2014 on a constant currency basis).  2015 Non-GAAP Adjusted EBITDA is forecasted to be between $49 million and $51 million, representing growth of 14% to 19% over 2014.  2015 Non-GAAP diluted earnings per share, which exclude contingent liability impacts, are expected to be $0.25 to $0.27, representing growth of 25% to 35% over 2014.

Belcher concluded, “In the year ahead, we will continue our focus on driving organic growth by acquiring new customers and expanding existing relationships, while demonstrating increased operating leverage as we grow our profitability faster than the top-line.  We are proud of the many new Fortune 500 clients that have adopted our solution, and we are very excited about the opportunity ahead.”

Conference Call

A conference call will be broadcast live on Thursday, February 12, 2015 at 4:30 p.m. Central Time (5:30 p.m. Eastern Time).  The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, Joseph M. Busky, Chief Financial Officer, and Ryan Spohn, Senior Vice President and Controller.

To access the conference call by telephone, interested parties may dial (877) 771-7024. Interested parties are also invited to listen to the live webcast by visiting the “Events & Presentations” section of InnerWorkings’ website at investor.inwk.com/events.cfm.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission:  Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow, Non-GAAP diluted earnings per share and constant currency. We believe these measures provide useful information to investors because they provide information about the estimated financial performance of the Company’s ongoing business. These measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. With respect to constant currency, we believe such presentation allows investors to measure our financial performance exclusive of foreign currency exchange fluctuations more clearly.  Constant currency is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country, which is typically the functional currency. All of these non-GAAP financial measures may be different from similar measures used by other companies.  The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “GAAP to Non-GAAP Reconciliation” included in this release.

Forward-Looking Statements

This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 500 brands across a wide range of industries.  As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL, employs approximately 1,500 individuals, and maintains 67 global offices in 30 countries.  Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.

Contact:

InnerWorkings, Inc.

Brad Moore

312-277-1510

bmoore@inwk.com

Condensed Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Revenue	$242,877,133	$246,641,995	$890,959,963	$1,000,132,771
Cost of goods sold	188,558,680	187,792,177	688,933,899	770,673,282
Gross profit	54,318,453	58,849,818	202,026,064	229,459,489
Operating expenses:
Selling, general and administrative expenses	50,259,656	48,613,035	183,443,438	195,006,221
Depreciation and amortization	4,669,365	4,791,541	13,663,859	17,723,493
Change in fair value of contingent consideration	(663,005)	(36,129,951)	(31,330,567)	(37,873,588)
Goodwill impairment charge	—	—	37,908,000	—
Intangible asset impairment charges	—	2,710,435	—	2,710,435
Restructuring and other charges	—	—	4,321,862	—
Income (loss) from operations	52,437	38,864,758	(5,980,528)	51,892,928
Total other expense	(1,095,006)	(1,763,205)	(3,235,749)	(5,117,858)
Income (loss) before income taxes	(1,042,569)	37,101,553	(9,216,277)	46,775,070
Income tax expense (benefit)	(574,043)	(351,922)	(555,928)	2,313,145
Net income (loss)	$(468,526)	$37,453,475	$(8,660,349)	$44,461,925

Basic earnings (loss) per share	$(0.01)	$0.71	$(0.17)	$0.85
Diluted earnings (loss) per share	$(0.01)	$0.69	$(0.17)	$0.84

Weighted average shares outstanding, basic	52,125,182	52,805,370	50,875,131	52,095,481
Weighted average shares outstanding, diluted	52,125,182	53,976,304	50,875,131	53,103,943

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2013	2014
Cash and cash equivalents	$18,606,030	$22,577,942
Accounts receivable, net of allowance for doubtful accounts	171,832,907	179,465,922
Unbilled revenue	27,483,544	31,698,924
Inventories	26,473,732	27,162,642
Prepaid expenses	11,746,965	12,684,237
Other current assets	23,528,025	31,228,064
Total long-term assets	334,995,575	327,022,683
Total assets	$614,666,778	$631,840,414

Accounts payable-trade	$169,243,349	$144,044,592
Other current liabilities	49,655,185	50,668,747
Revolving credit facility	69,000,000	104,538,750
Other long-term liabilities	81,326,670	36,441,756
Total stockholders’ equity	245,441,574	296,146,569
Total liabilities and stockholders’ equity	$614,666,778	$631,840,414

Cash Flow Data

	Year Ended December 31,
	2013	2014
Net cash provided by (used in) operating activities	$37,370,935	$(12,048,138)
Net cash used in investing activities	(31,526,947)	(14,710,655)
Net cash provided by (used in) financing activities	(4,647,458)	31,789,409
Effect of exchange rate changes on cash and cash equivalents	190,601	(1,058,704)
Increase in cash and cash equivalents	1,387,131	3,971,912
Cash and cash equivalents, beginning of period	17,218,899	18,606,030
Cash and cash equivalents, end of period	$18,606,030	$22,577,942

Reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow, Non-GAAP Diluted Earnings Per Share and Non-GAAP Adjusted SG&A

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Operating income (loss)	$52,437	$38,864,758	$(5,980,528)	$51,892,928
Depreciation and amortization	4,669,365	4,791,541	13,663,859	17,723,493
Stock-based compensation expense	1,696,843	1,328,345	4,733,031	5,351,572
Change in fair value of contingent consideration	(663,005)	(36,129,951)	(31,330,567)	(37,873,588)
Payments to former owner of Productions Graphics, net of cash recovered	(252,156)	—	2,624,059	—
Goodwill impairment charge	—	—	37,908,000	—
Intangible asset impairment charges	—	2,710,435	—	2,710,435
Restructuring and other charges	—	—	4,321,862	—
Legal fees in connection with patent infringement defense	—	—	961,295	—
Restatement-related professional fees	—	—	—	2,093,104
Secured asset reserve	—	940,367	—	940,367
Non-GAAP Adjusted EBITDA	$5,503,484	$12,505,495	$26,901,011	$42,838,311

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Net cash provided by (used in) operating activities	$27,907,085	$3,989,598	$37,370,935	$(12,048,138)
Excess tax benefit from exercise of stock awards *	(850,502)	(147,380)	(2,618,779)	(147,380)
Refund of VAT assessment in United Kingdom **	—	—	(2,166,664)	—
Cash paid for settlement for preference claim	—	—	900,000	—
Net short-term advances on International receivables ***	—	(233,320)	—	2,483,902
Non-GAAP Adjusted Operating Cash Flow	$27,056,583	$3,608,898	$33,485,492	$(9,711,616)

* Represents a U.S. tax deduction in an amount equal to the excess of the market price of the stock on the date of exercise over exercise price.

** Represents a payment made to Her Majesty’s Revenue and Customers for VAT assessments in the U.K. and the refund of the prepayment less the final assessment.

*** US GAAP requires classification in financing activities despite inclusion in working capital on the balance sheet.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Net income (loss)	$(468,526)	$37,453,475	$(8,660,349)	$44,461,925
Change in fair value of contingent consideration, net of tax	(610,877)	(36,122,230)	(29,657,518)	(37,570,797)
Payments to former owner of Productions Graphics, net of cash recovered, net of tax	(174,662)	—	1,616,825	—
Goodwill impairment charge	—	—	37,908,000	—
Intangible asset impairment charges	—	1,656,693	—	1,656,693
Restructuring and other charges	—	—	2,614,726	—
Legal fees in connection with patent infringement defense, net of tax	—	—	625,034	—
Restatement-related professional fees, net of tax	—	—	—	1,266,328
Secured asset reserve, net of tax	—	567,982	—	567,982
Adjusted net income	$(1,254,065)	$3,555,920	$4,446,718	$10,382,131

Weighted average shares outstanding, diluted	52,125,182	53,976,304	50,875,131	53,103,943

Non-GAAP Diluted Earnings Per Share	$(0.02)	$0.07	$0.09	$0.20

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Selling, general and administrative expenses	$50,259,656	$48,613,035	$183,443,438	$195,006,221
Restatement-related professional fees	—	—	—	(2,093,104)
Legal fees in connection with patent infringement defense	—	—	(961,295)	—
Payments to former owner of Productions Graphics, net of cash recovered	252,156	—	(2,624,059)	—
Secured asset reserve	—	(940,367)	—	(940,367)
Non-GAAP Adjusted SG&A	$50,511,812	$47,672,668	$179,858,084	$191,972,750